                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 11, 2000, except as to Note 16, which is as of April 18, 2000, relating to the financial statements and financial statement schedule of CollegeClub.com, our report dated February 18, 2000, except as to
Note 10, which is as of April 18, 2000 relating to the financial statements of Versity.com and our report dated November 5, 1999 relating to the financial statements of Collegestudent.com, which appear in such Registration Statement. We also consent to references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP

San Diego, California
April 18, 2000